QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

LIBERTY MEDIA CORPORATION
2007 INCENTIVE PLAN

Amendment

        Liberty Media Corporation (the "Company"), having previously established the Liberty Media Corporation 2007 Incentive Plan, effective as of February 22, 2007 (the "Plan"), and having reserved the right under Section 11.7 thereof to amend the Plan, does hereby amend the Plan, effective as of December 1, 2010, to add a new Article XII to read in its entirety as follows:

  "ARTICLE XII—AWARDS GRANTED IN SUBSTITUTION FOR ASSUMED AWARDS

  In connection with a merger or acquisition transaction as contemplated by Nasdaq Listing Rule 5635(c)(3) and IM-5635-1, Awards may be granted pursuant to this Plan in substitution for similar awards assumed in connection with such transaction ('Substitute Awards'). Such Substitute Awards will be subject to the terms and conditions set forth in this Plan and the applicable award agreement governing the substitute Award; provided, however, that the restrictions set forth in Section 5.1, Section 6.2 and the second sentence of Section 7.3 shall not be applicable to Substitute Awards. Substitute Awards shall not reduce the number of shares of Common Stock available for grant under the Plan pursuant to Section 4.1."

Except as expressly provided in this Amendment, the Plan will remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 9th day of March 2011, but effective as of the date set forth above.

LIBERTY MEDIA CORPORATION
By	/s/ PAMELA COE

QuickLinks

LIBERTY MEDIA CORPORATION 2007 INCENTIVE PLAN